   As filed with the Securities and Exchange Commission on September 4, 1998
                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                             THE MAXIM GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                                          58-2060334
  (State or other jurisdiction                              (I.R.S. Employer
  of incorporation or organization)                         Identification No.)


                               210 TOWNPARK DRIVE
                            KENNESAW, GEORGIA 30144
                                 (770) 590-9369
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             A.J. NASSAR, PRESIDENT
                               210 TOWNPARK DRIVE
                            KENNESAW, GEORGIA 30144
                                 (770)590-9369
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            ROBERT T. MOLINET, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                    1230 PEACHTREE STREET, N.E., SUITE 3100
                             ATLANTA, GEORGIA 30309
                                 (404)815-3643

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

==============================================================================================================
                                                Proposed maximum       Proposed maximum
  Title of each class of       Amount to be    offering price per     aggregate offering       Amount of
securities to be registered     registered        share (1)(2)            price (1)         registration fee
--------------------------------------------------------------------------------------------------------------
Common Stock, par value        3,150,000             $18.28            $57,582,000             $16,987
   $.001 per share.......
==============================================================================================================

(1) The shares of Common Stock are being registered hereby for the account of certain shareholders of the Company. No other shares of Common Stock are being registered pursuant to this offering. Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.
(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1998

PROSPECTUS

                                3,150,000 SHARES

                             THE MAXIM GROUP, INC.

                                  COMMON STOCK

                                  ------------

     The 3,150,000 shares of Common Stock (the "Common Stock") of The Maxim Group, Inc. (the "Company") offered hereby are being sold by the holder of the Common Stock of the Company named herein under "Selling Shareholder." Unless the context otherwise requires, the holder of the Common Stock selling shares hereunder is hereinafter referred to as the "Selling Shareholder." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholder. See "Selling Shareholder," "Plan of Distribution" and "Use of Proceeds."

     The Common Stock is traded on the New York Stock Exchange under the symbol "MXG." On September 2, 1998, the last reported sale price for the Common Stock, as reported on the New York Stock Exchange, was $19.00 per share.

                                  ------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS
           THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT
                      IN THE COMMON STOCK OFFERED HEREBY.

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================
                                             Offering       Underwriting        Proceeds to       Proceeds
                                             Price to       Discounts and         Selling            to
                                              Public         Commissions        Shareholders       Company
-----------------------------------------------------------------------------------------------------------------
     Per Share......................         See Text         See Text            See Text         See Text
     Total..........................           Below           Below               Below            Below
=================================================================================================================

     The Selling Shareholder has advised the Company that it may elect to offer for sale and to sell the Common Stock from time to time in one or more transactions through brokers on the New York Stock Exchange, in private transactions, or otherwise, in each case at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholder will depend upon price fluctuations and the manner of sale. The Selling Shareholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Such brokerage commissions and charges, if any, will be paid by the Selling Shareholder. The Company will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $30,000. See "Plan of Distribution."

                                  ------------

               The date of this Prospectus is September ___, 1998

                              AVAILABLE INFORMATION

    The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998;
    (2) The Company's Amendment No. 1 on Form 10-K/A dated June 26, 1998 to its Annual Report on Form 10-K for the fiscal year ended January 31, 1998;
    (3) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998;
    (4) The Company's Current Report on Form 8-K dated June 23, 1998;
    (5) The Company's Current Report on Form 8-K dated August 9, 1998; and
    (6) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on August 12, 1993 and as amended by Amendment No. 1 on Form 8-A/A as filed with the Commission on August 26, 1993.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.


    The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary, The Maxim Group, Inc., 210 TownPark Drive, Kennesaw, Georgia 30144, telephone number (770) 590-9369.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus, including the documents incorporated by reference herein, contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the 1934 Act. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the timing, magnitude and costs of the roll-out of the CarpetMax Flooring Idea Gallery(TM) stores;(ii) potential acquisitions by the Company; (iii) the Company's financing plans; (iv) trends affecting the Company's financial condition or results of operations; (v) the Company's business and growth strategies; and (vi) the Company's ability to successfully integrate acquired businesses. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could adversely affect actual results and performance include local and regional economic conditions in the areas served by the Company, the level of customer spending for floor covering products, competition among floorcovering retailers and carpet manufacturers, changes in merchandise mixes, site selection and related traffic and demographic patterns, inventory management and turnover levels, realization of cost savings, and the Company's success in integrating recent and potential future acquisitions. The accompanying information contained in this Prospectus, as well as in the Company's 1934 Act filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

    All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

                                   THE COMPANY

    The Maxim Group, Inc. (the "Company") operates and franchises one of the largest floor covering distribution networks in North America through several retail floor covering concepts, including CarpetMAX(R), New York Carpet World and Carpetland USA, each a full-service floorcovering store format, and Georgia Carpet Outlets(TM) ("GCO(R)"), a cash-and carry discount floorcovering store format. In addition, the Company, through its Image Industries, Inc. subsidiary ("Image"), is one of the largest manufacturers of polyester carpeting in the United States. As a vertically integrated carpet manufacturer and a leading floor covering retailer, the Company believes that it is well positioned to continue its leadership and growth in the approximately $15 billion floor covering industry.

    Since commencing operations in 1991 as a franchiser of floor covering stores, the Company has grown its franchise network to include 380 franchise territories, within which there are 463 CarpetMAX stores and 101 GCO stores in 49 states. The Company's fees from franchise services consist of up front membership fees, either ongoing royalties or product brokerage fees and fees for services such as advertising and employee training. The rapid growth of the Company's franchise network resulted in the development of an integrated retail infrastructure, including store development, marketing, advertising, credit, sales training and product sourcing resources. In an effort to leverage this retail infrastructure, the Company began acquiring existing CarpetMAX franchisees in fiscal 1995 and opening Company-owned stores in fiscal 1996.

    On August 9, 1998, the Company acquired substantially all of the residential retail store assets of Shaw Industries, Inc. and its wholly owned subsidiary, Shaw Carpet Showplace, Inc. (collectively, "Shaw"). These assets include 266 retail stores, each of which operates under one of ten brand names, including New York Carpet World, Carpetland USA or Carpet Exchange. The Company intends to continue operating the residential retail store assets of Shaw as retail floorcovering stores. In addition to these newly acquired stores, the Company currently owns 71 CarpetMAX scores (including 39 Gallery stores) and six GCO stores.

    The Company has further developed its full-service retail format to offer customers a wide selection of competitively priced floor covering products through CarpetMAX Flooring Idea Gallery stores (the "Galley" stores). The Company's Gallery stores are typically 6,500 square feet in size and offer approximately 15,000 SKUs, including an extensive merchandising mix of carpet, area rugs, hardwood flooring, ceramic tile, vinyl flooring, laminates and stone. Gallery stores are located in prime retail locations with high consumer visibility and are staffed with specialized floor covering sales associates. Gallery stores offer a wide range of services, including interior design consulting, measuring, delivery and installation, and unconditional satisfaction guarantees. The Company's strategy is to expand its ownership and operation of Gallery stores. The Company currently operates 39 Gallery stores, including eight stores which were converted into Gallery stores from the original CarpetMAX format.

    Through Image, the Company is one of the largest manufacturers of polyester carpeting and one of the largest recyclers of polyethylene terephthalate ("PET") soft drink bottles in the United States. The Company converts PET bottles into PET flake and pellet and polyester fiber which is either sold to third parties or spun into carpet yarn, the raw material used in manufacturing polyester carpet. Image's vertically integrated operations provide the Company's retail network with a captive source of low cost, high quality private label polyester carpeting with a price advantage relative to competitors. The Company believes that polyester carpeting, which currently accounts for approximately 8% of industry-wide carpet sales will enjoy market share growth because of certain advantages over other carpet fibers such as nylon, including superior stain resistance and vibrant coloring. For the year ended January 31, 1998, Image sold
3.0 million square yards of polyester carpeting through the Company's retail distribution network (10.4% of total Image sales volume). Image sells to over 6,000 independent domestic and international retailers and distributors.

     The Company's principal executive offices are located at 210 TownPark Drive, Kennessaw, Georgia 30144, telephone number (770) 590-9369.


RECENT RESULTS


     On September 1, 1998, the Company announced financial results for the three and six month periods ended July 31, 1998. Revenues for the three months ended July 31, 1998 increased 14.8% to $105.9 million from $92.2 million recorded in the comparable period a year ago. For the three months ended July 31, 1998, net earnings and diluted earnings per share (excluding non-recurring charges and other charges discussed below) were $4.9 million and $0.29, respectively, compared to $4.6 million and $0.28, respectively, in the comparable period a year ago. Taking into account the non-recurring charges and other charges discussed below, net earnings (loss) and diluted earnings (loss) per share for the three months ended July 31, 1998 were a loss of $17.8 million and $1.09, respectively, compared to earnings of $4.6 million and $0.28, respectively, in the comparable period a year ago.

     Revenues for the six months ended July 31, 1998 increased 15.1% to $205.4 million compared to $178.5 million recorded in the same period a year ago. For the six months ended July 31, 1998, net earnings and diluted earnings per share (excluding non-recurring and other charges discussed below) were $8.5 million and $0.49, respectively, compared to $7.8 million and $0.47, respectively, generated in the same period a year ago. Taking into account the non-recurring charges and other charges discussed below, net earnings (loss) and diluted earnings (loss) per share for the six months ended July 31, 1998 were a loss of $14.2 million and $0.87, respectively, compared to earnings of $7.8 million and $0.47, respectively, in the comparable period a year ago.

     During the three months ended July 31, 1998, the Company re-evaluated its retail strategy in selected markers. As a result, the Company made the determination to close certain retail locations and to write down the value of certain retail assets. These non-recurring and other changes recognized by the Company during the quarter totaled $33 million.

                                  RISK FACTORS

     THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES SIGNIFICANT RISKS. PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING STATEMENTS RESPECTING CERTAIN RISKS APPLICABLE TO THE OFFERING.

SUBSTANTIAL LEVERAGE

     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of July 31, 1998, the Company had approximately $138 million of long-term debt. In addition, the indenture (the "Indenture") relating to the Company's 9-1/4% Senior Subordinated Notes due 2007 (the "Notes") and the Company's other debt instruments will allow the Company to incur additional indebtedness, including senior indebtedness or secured indebtedness in the future subject to certain limitations set forth therein. As of August 15, 1998, the Company had an aggregate of $40 million of available borrowings under its senior credit facility. The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Any inability of the Company to service its indebtedness may result in the acceleration of some or all of the Company's indebtedness which would have a material adverse effect upon the Company's financial condition.

    The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under its senior credit facility (as proposed to be amended), will be sufficient to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, curtailing or eliminating the opening of Company-owned stores, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.


    The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the sale of assets, the ratio of total debt to total capitalization, the ratio of total debt to earnings before interest, taxes, depreciation, amortization and rental expense ("EBITDAR"), the ratio of senior debt to EBITDAR and certain interest coverage ratios; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which exposes the Company to the risk of greater interest rates; and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changing economic conditions.

GROWTH THROUGH ACQUISITION

    As part of its operating history and growth strategy, the Company has consummated and may seek to consummate the acquisition of other businesses. In particular, the Company recently completed the acquisition of the residential retail store assets of Shaw, which significantly expanded the Company's retail network by adding 266 floorcovering stores, each operating under one of ten brand names, including New York Carpet World, Carpetland USA or Carpet Exchange. The Company continually seeks acquisition candidates in selected markets and from time to time engages in exploratory discussions with suitable candidates. There can be no assurance, however, that the Company will be able to identify and acquire targeted businesses or obtain financing for such acquisitions on satisfactory terms. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. In particular, as the Company expands its network of company-owned stores through acquisitions, some of these acquired stores, although operating under different brands, may be located in areas which fall within one or more CarpetMAX franchisees' exclusive territories. The CarpetMAX franchisees affected by these acquisitions may claim that the Company's expansion activities infringe on their exclusive rights and/or constitute breaches of their CarpetMAX franchise agreements. These claims could lead to CarpetMAX franchisees terminating their franchise agreements, leaving the CarpetMAX franchise program and thus impacting revenue received by the Company from these franchisees or commencing litigation against the Company which would cause the Company to expend resources (financial and otherwise) to defend these claims. In connection with future acquisitions, the Company may incur significant charges to earnings as a result of, among other things, restructuring charges. Future acquisitions may be financed through the issuance of Common Stock, which may dilute the ownership of the Company's shareholders, or through the incurrence of additional indebtedness. Furthermore, there can be no assurance that competition for acquisition candidates will not escalate, thereby increasing the costs of making acquisitions or making suitable acquisitions unattainable.

LIMITED HISTORY OF OPENING AND OPERATING COMPANY-OWNED STORES; RISKS ASSOCIATED WITH GALLERY STORE ROLL-OUT; MANAGEMENT OF GROWTH

    The Company has only limited experience in the acquisition, construction and direct management of Company-owned stores. The Company's growth and future operating results depend principally on its ability to manage the newly-acquired Shaw retail stores and to open and operate stores during the remainder of fiscal 1998 and fiscal 1999. The success of the Company's planned Gallery store roll-out is dependent upon a number of factors including: (i) the availability of new store locations in which the Company is not prohibited from opening Company-owned stores pursuant to existing franchise agreements; (ii) the negotiation of acceptable purchase or lease terms; (iii) the Company's financial resources and its ability to control the operational aspects of its growth; and
(iv) the ability to hire, train and assimilate management and store-level employees. The Company also competes for site locations with other businesses which seek the same demographics and location characteristics. Moreover, the Company may experience substantial delays in the opening of Company-owned Gallery stores as well as increased expenses as a result of adverse weather conditions and may experience substantial delays, increased expense or loss of potential sites due to complexities associated with the regulatory and permit processes. To the extent that the Company underestimates the cost to complete the Gallery store roll-out or is unable to meet its contemplated opening schedule and successfully integrate new Gallery stores into its ongoing business, the Company's results of operations could be materially and adversely affected. Although the Company believes that it can obtain suitable sites for its projected Gallery store expansion and that its management and systems controls will be adequate to support this growth, there can be no assurance that the Company will be able to achieve the planned expansion on a timely basis, if at all, that the Gallery store concept will be accepted in the marketplace or that it will achieve planned operating results or results comparable with the Company's existing CarpetMAX stores.

    The Company's growth and future operating results also depend on its ability to expand its carpet manufacturing capacity and add new franchisees. As part of its growth, the Company intends to increase Image's annual fiber production capacity from 100 million pounds to 150 million pounds by the end of calendar 1998. The Company may experience substantial delays in its planned manufacturing expansion, as well as increased expenses associated with any unexpected expansion costs. To the extent that the Company underestimates the cost of expansion, the Company's results of operations could be materially adversely affected. In addition, there can be no assurance that the Company will be able to increase the number of franchisees or that new franchisees will be as profitable to the Company as the existing franchisees.

    Additionally, the Company's growth and profitability will be significantly dependent on the Company's ability to upgrade and integrate all of its operations into a new management information system, accounting system, internal control systems and purchasing systems. The inability of the Company to accomplish such upgrades and integration on a timely basis or at all, could have a material adverse effect on the successful operation of the Company's business, implementation of its growth strategy and future operating strategy and future operating results. The Company is currently developing a centralized information system to integrate the Company's store operations and financial data. There can be no assurance that the development of such information system will be successful or accomplished within the anticipated time frame, if at all. If the Company is unable to manage its growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected.

HIGHLY COMPETITIVE NATURE OF THE FLOORCOVERING INDUSTRY

    Competition in the retail floorcovering market is intense due to the significant number of retailers. Large retailers also provide significant competition, including the Home Depot, Inc., Lowe's Corporation and Sears, Roebuck & Co. The principal methods of competition within the retail floorcovering industry include store location, product selection and merchandising, customer service and price.

    The Company's carpet manufacturing business competes with other carpet manufacturers and manufacturers of alternative floorcoverings such as wood or tile. Certain of the Company's competitors in the carpet manufacturing business have greater financial and other resources than the Company. According to Floor Focus, an industry trade publication, the 10 largest carpet manufacturers accounted for approximately 85% of total U.S. carpet shipments in 1996. No assurance can be given that the Company's competitors will not substantially increase resources devoted to the production and marketing of products competitive with those of the Company, which could require the Company to reduce prices or increase spending on product development, marketing and sales, any of which could have a material adverse effect on the Company.

FLUCTUATIONS IN QUARTERLY RESULTS, SEASONALITY AND CYCLICAL NATURE OF THE FLOORCOVERING INDUSTRY

    The Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future as a result of a variety of factors, including the timing of store openings and related pre-opening expenses, weather conditions, price increases by suppliers, actions by competitors, conditions in the carpet manufacturing, home building and improvement markets and the floorcovering industry in general, regional and national economic conditions and other factors. Moreover, the Company expects its business to continue to exhibit some measure of seasonality, which the Company believes is typical of the floorcovering industry. Individual stores generally experience lower net sales, operating income and cash flow from operations and the Company experiences lower sales of manufactured carpets in the first and fourth fiscal quarters than in the second and third fiscal quarters, due primarily to the effects of winter weather on home construction and improvement projects.


    The floorcovering industry historically has been adversely impacted by economic downturns. The Company believes that the industry is significantly influenced by economic conditions generally and particularly by consumer behavior, consumer confidence, the level of personal discretionary spending, the condition of the residential and commercial construction industries, interest rates, credit availability and the overall strength of the economy. There can be no assurance that a prolonged economic downturn would not have a material adverse effect on the Company.

DEPENDENCE ON SENIOR MANAGEMENT

    The success of the Company is largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, A.J. Nassar, and its Chief Operating Officer, David E. Cicchinelli. The loss of the services of Mr. Nassar, Mr. Cicchinelli or other members of the Company's senior management could have a material adverse effect on the Company's business and prospects. The Company has entered into an employment agreement with Mr. Nassar and maintains a key man life insurance policy on Mr. Nassar in the amount of $2.0 million. The Company believes that its future success will also depend in part upon its ability to attract, retain and motivate qualified personnel. Competition for such personnel is intense. Although the Company has recently hired several senior level management personnel with extensive retail experience, there can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.

RISKS ASSOCIATED WITH PRICE AND AVAILABILITY OF RAW MATERIALS

    The availability of low cost materials, particularly post-consumer PET bottles, is important to the profitability of the Company's manufacturing operations. An increase in the demand for post-consumer PET bottles could increase prices for PET bottles, thereby increasing the Company's manufacturing costs. Such increased costs could have an adverse effect on the profitability of the Company's manufacturing operations. In recent years, post consumer PET bottle prices have fluctuated dramatically, most notably in fiscal 1996 when prices increased 150% and subsequently returned to historical price levels. There can be no assurance that such prices will not continue to experience significant volatility. In addition, the Company plans to expand its fiber production capacity, which will increase its requirements for PET bottles by up to approximately 40%. The unavailability, scarcity or increased cost of such raw materials could disrupt the Company's manufacturing operations which would have a material adverse effect on these operations. In addition, any significant change in the proportion of PET in the waste bottles supplied to the Company's manufacturing operations, or the introduction of alternatives to PET bottles for food packaging, could also disrupt the Company's manufacturing operations and have a material adverse effect on the Company. Any decrease in the profitability of the manufacturing operations would have an adverse effect on the Company's overall results of operations.

DEPENDENCE ON SUPPLIERS FOR FLOORCOVERING PRODUCTS AND DISTRIBUTION

    The Company's retail network relies on several large independent floorcovering manufacturers for the production of floorcovering products. These manufacturers include Shaw and Mohawk Industries, Inc. which together supplied in excess of 50% of the Company's floorcovering purchases for the twelve months ended July 31, 1998. In addition, the Company's retail inventory management is highly dependent on the delivery capabilities of these manufacturers. Any significant change in the Company's relationships with these manufacturers, or in the manner in which these manufacturers produce or distribute their products, could have a material adverse effect on the Company. Although these manufacturers have been reliable, high quality producers, there can be no assurance that in the future these manufacturers will be willing or able to meet the Company's requirements and those of its franchisees on a timely basis or that their pricing and rebate policies will remain competitive. While the Company believes there are a number of alternative manufacturers capable of supplying and distributing the Company's floorcovering products, any delays in obtaining alternative suppliers could have a material adverse effect of the Company's operations and those of its franchisees. In addition, the Company expects that suppliers will contribute to the opening expenses of new Gallery stores. However, there can be no assurance that these suppliers will contribute to such expenses and, to the extent that they do not, the Company's ability to maintain its Gallery store roll-out may be adversely affected.

ENVIRONMENTAL AND REGULATORY MATTERS

    The Company's operations and facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from wastes and emissions of hazardous substances and to provide a safe workplace for the Company's employees. The Company believes that it is either in material compliance with all currently applicable laws and regulations or is operating in accordance with appropriate variances or similar arrangements. The Company believes that compliance with current laws and regulations will not require significant capital expenditures or have a material adverse effect on its operations. However, such laws and regulations are subject to change in the future, and any failure by the Company to comply with present or future regulations could subject it to future liabilities or the suspension of production which could have a material adverse effect on the Company's business. In addition, changes in environmental regulations could restrict the Company's ability to expand its facilities or could require the Company to incur substantial unexpected other expenses to comply with such regulations.

    The Company is subject to federal regulations and state laws that regulate the offer and sale of franchisees and the franchisor-franchisee relationship. The Company is not aware of any pending franchise legislation which in its view is likely to have a material adverse effect on the operations of the Company. The Company is aware, however, that various legislative proposals have been or are being debated at both the state and federal levels which could result in new laws regulating the offer and sale of franchises and other aspects of the franchisor-franchisee relationship. It is possible that such legislation, if enacted, could aversely affect the Company's franchise operations.

YEAR 2000 COMPLIANCE

    The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    Based on the assessment of the Company's information technology personnel, management presently believes that with the planned conversion to new software and hardware and the planned modifications to existing software and hardware, the affect of the Year 2000 issue will be mitigated. All costs associated with analyzing the Year 2000 issue or making conversions to existing software are being expensed as incurred. The Company is planning formal communications with all of its significant suppliers of goods and services to determine the extent to which the Company's operations and systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies on which the Company's operations and systems rely will be timely converted and would not have an adverse effect on the Company's results of operations.

    The Company will utilize predominantly internal resources to reprogram, or replace, and test the Company's software for Year 2000 compliance by June 1999, which is prior to any anticipated impact on its operating systems. Management has not estimated a total cost of the Year 2000 issues; however, such costs are not expected to have a material effect on the results of operations during any quarterly or annual reporting period. Any failure of the Company's computer system or the systems of third parties to achieve Year 2000 compliance on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

INDOOR AIR QUALITY

    The effect of carpet and other floorcovering products on indoor air quality has been the subject of debate in recent years. Although it is uncertain whether emissions from carpet pose a health hazard, there can be no assurance that researchers will not detect hazardous levels of emissions from carpet. The discovery of adverse health effects resulting from carpet, or the public perception thereof, could have a material adverse effect on the Company's operations and those of its franchisees.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The Indenture governing the terms of the Notes contains certain covenants limiting, subject to certain exceptions, the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens and other restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in an event of default under the Indenture. In addition, the Company's senior credit facility contains other restrictive covenants and requires the Company to satisfy certain financial tests, including maintaining certain ratios relating to levels of total debt, consolidated senior debt, and EBITDAR (as defined herein). The Company's ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the senior credit facility and the Indenture. In the event of a default under the senior credit facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and the lenders under the senior credit facility could terminate all commitments thereunder and, if such borrowed amounts are not paid, enforce their rights pursuant to the security interests on, or commence litigation that could ultimately result in a sale of, certain assets of the Company. In addition, a default under the senior credit facility could constitute a cross-default under the Indenture, and a default under the Indenture could constitute a cross-default under the senior credit facility.

POTENTIAL FAILURE TO MAKE PAYMENT UNDER A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. In such circumstances, the Company may be required to (i) repay all or a portion of the outstanding principal of, and pay any accrued interest on, its senior indebtedness, or (ii) obtain any requisite consent from its lenders to permit the purchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to purchase the Notes, which will constitute an event of default under the Indenture. There can be no assurance that the

Company will have sufficient funds at the time of any Change of Control to make any debt payment (including purchases of Notes) as described above or that the Company will be able to refinance its outstanding indebtedness in order to permit it to repurchase the Notes or, if such refinancing were to occur, that such financing will be on terms favorable to the Company.

    The events that constitute a Change of Control under the Indenture may also be events of default under the senior credit facility or other senior indebtedness of the Company. Such events may permit the holders under such debt instruments to reduce the borrowings thereunder or accelerate the debt and, if the debt is not paid, to enforce their rights pursuant to security interests on, or commence litigation that could ultimately result in a sale of, certain assets of the Company, thereby limiting the Company's ability to purchase the Notes.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation, as amended ("the Certificate of Incorporation"), contains provisions requiring supermajority stockholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. These provisions make it more difficult to effect a merger, sale of control or similar transaction involving the Company even though a majority of the Company's stockholders may vote in favor of such a transaction. The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law, which may have the effect of delaying, deferring, or preventing a change in control of the Company by limiting transactions between the Company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). In addition, the Company's Certificate of Incorporation includes a number of additional anti-takeover provisions which, among other things, require a staggered Board of Directors, limit the ability of stockholders to call special meetings, eliminate stockholder action by unanimous consent, restrict the ability of the stockholders to amend certain provisions of the Certificate of Incorporation, permit the Board of Directors to amend the Bylaws without stockholder consent and authorize the issuance of up to 1,000,000 shares of preferred stock, issuable in series, the relative rights and preferences of which may be designated by the Board of Directors. The effect of these provisions is to make it more difficult to effect a change in control of the Company through the acquisition of a large block of the Company's Common Stock and may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts.

VOLATILITY OF STOCK PRICE

    The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below current levels. Developments in the floorcovering industry or changes in general economic conditions could adversely affect the market price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

    The Company will not receive any of the cash proceeds from the sale of shares of the Common Stock by the Selling Shareholder. See "Selling Shareholder" for information regarding the Selling Shareholder.

                               SELLING SHAREHOLDER

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 1, 1998 by the shareholder of the Company who is offering securities pursuant to this Prospectus (the "Selling Shareholder"). "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The listed person has sole voting and investment power over the shares listed opposite its name.

                                             Before the Offering                         After the Offering (1)
                                     ---------------------------------                   ------------------------
                                            Number                       Securities to      Number
Name of Beneficial                       Beneficially         Percent       Be Sold      Beneficially    Percent
     Owner                                  Owned             Of Class    in Offering       Owned        of Class
------------------                   -------------------      --------   -------------   ------------    --------
Shaw Industries, Inc.                     3,150,000             16.4%      3,150,000         0               0
  616 East Walnut Avenue
  Dalton, Georgia 30720

-------------------

(1) Assumes that all the shares of Common Stock covered hereby will be sold by the Selling Shareholder in the offering and that the Selling Shareholder does not acquire any additional shares during the offering.

                            DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock of $.001 par value and 1,000,000 shares of Preferred Stock of $.001 par value, issuable in series, the relative rights and preferences of which may be designated by the Board of Directors.

COMMON STOCK

    Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Certificate of Incorporation. Holders of outstanding Common Shares are entitled to those dividends declared by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution, or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to holders of Common Shares after distribution is made to the preferred stockholders (see "Preferred Stock," below). Holders of outstanding Common Shares have no preemptive, conversion, or redemptive rights. All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of $.00l par value Preferred Stock, none of which is outstanding. The Board of Directors has the power, without further action by the stockholders, to divide any and all shares of Preferred Stock into series and to fix and determine the relative rights and preferences of the Preferred Stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuances of Preferred Stock by the Board of Directors may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of Common Stock and may dilute the voting rights of such holders. Issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting rights of holders of the Common Stock. In addition, the issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company. The Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT

    Wachovia Bank, N.A. acts as the Transfer Agent for the Common Shares of the Company.

                              PLAN OF DISTRIBUTION

    The shares of Common Stock offered hereby for the benefit of the Selling Shareholder were originally issued by the Company pursuant to the private placement exemption from registration provided in Sections 3(b) and/or 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the shares for resale by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholder.

    The Common Stock may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Accordingly, sales prices and proceeds to the Selling Shareholder will depend upon market price fluctuations and the manner of sale. The shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling Shareholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

    From time to time the Selling Shareholder may pledge its shares pursuant to the margin provisions of any customer agreements with its brokers. Upon a default by the Selling

Shareholder, the broker may offer and sell the pledged shares of Common Stock from time to time as described hereunder.

    The Selling Shareholder may effect transactions by selling to or through one or more broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. The Selling Shareholder will pay such brokerage commissions and charges. The Company will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $30,000.

    Pursuant to a certain Agreement and Plan of Merger, dated August 13, 1998, among Shaw, its wholly owned subsidiary, Chessman Acquisition Corp., Queen Carpet Corporation ("Queen") and the shareholders of Queen (the "Queen Shareholders"), Shaw, at its option, is entitled to pay a portion of the merger consideration by means of delivery to the Queen Shareholders of the 3,150,000 shares of Common Stock of the Company currently owned by Shaw.

    The Selling Shareholder has advised the Company that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares offered hereby.

                                  LEGAL MATTERS

    Certain legal matters with respect to the legality of the shares of Common Stock offered hereby have been passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS


    The consolidated financial statements and schedules of the Company as of January 31, 1998 and 1997, for the fiscal years ended January 31, 1998 and 1997 and for the ten months ended January 31, 1996, and the financial statements of The Maxim Group 401(k) Plan as of December 31, 1997 and March 31, 1997 and for the nine months ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

         NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                    ---------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information ....................................................     2
Incorporation of Certain Documents by Reference ..........................     2
Cautionary Notice Regarding Forward-Looking Statements ...................     3
The Company ..............................................................     4
Risk Factors .............................................................     5
Use of Proceeds ..........................................................    13
Selling Shareholder ......................................................    13
Description of Securities ................................................    13
Plan of Distribution .....................................................    14
Legal Matters ............................................................    15
Experts ..................................................................    15

================================================================================

================================================================================

                             THE MAXIM GROUP, INC.


                                3,150,000 SHARES

                                  COMMON STOCK


                              P R O S P E C T U S


                               SEPTEMBER   , 1998
                                         --


                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144
                                 (770) 590-9369

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are estimates of the fees and expenses payable by the Company in connection with the offer and sale of the Common Stock:

                    SEC Registration Fee......................     $16,987
                    Legal Fees and Expenses...................       5,000
                    Accounting Fees and Expenses..............       2,000
                    Transfer Agent Fees.......................         500
                    Printing, Materials, and Postage..........       1,500
                    Miscellaneous Expenses....................       4,013
                                                                   -------
                             Total............................     $30,000
                                                                   =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement.


          EXHIBIT NO.              DESCRIPTION OF EXHIBIT
          ----------               ----------------------
             5.1             -Opinion of Smith, Gambrell & Russell, LLP
            23.1             -Consent of Arthur Andersen LLP
            23.2             -Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1 hereto)
            24.1             -Powers of Attorney (contained on signature page to this Registration
                              Statement)

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kennesaw, State of Georgia, on the 20th day of August, 1998.

                                             THE MAXIM GROUP, INC.



                                             By: /s/ A.J. Nassar
                                                ------------------------------
                                                         A.J. Nassar
                                                President and Chief Executive
                                                         Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A.J. Nassar and Thomas P. Leahey and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

             SIGNATURE                    TITLE                                     DATE
             ---------                    -----                                     ----
 /s/ A.J. Nassar                  President, Chief Executive Officer           August 20, 1998
-----------------------------     and Director (principal executive
 A.J. Nassar                      officer)


 /s/ Thomas P. Leahey             Executive Vice President, Finance            August 20, 1998
-----------------------------     and Treasurer (principal financial
 Thomas P. Leahey                 officer)



 /s/ Gary Brugliera               Executive Vice President, Chief              August 20, 1998
-----------------------------     Financial Officer and Secretary
Gary Brugliera                    (principal accounting officer)

             SIGNATURE                    TITLE                                     DATE
             ---------                    -----                                     ----

---------------------------            Director                                August __, 1998
James W. Inglis


 /s/ David E. Cicchinelli         Chief Operating Officer                      August 20, 1998
---------------------------            and Director
David E. Cicchinelli


 /s/ Richard A. Kaplan                 Director                                August 20, 1998
---------------------------
Richard A. Kaplan


 /s/ J. Michael Nixon                  Director                                August 20, 1998
---------------------------
J. Michael Nixon


 /s/ H. Stanley Padgett           Executive Vice President                     August 20, 1998
---------------------------            and Director
H. Stanley Padgett


 /s/ M.B. Seretean                Chairman of the Board                        August 20, 1998
---------------------------
M.B. Seretean


 /s/ Herb Wolk                         Director                                August 20, 1998
---------------------------
Herb Wolk

                                 EXHIBIT INDEX

     Exhibit
     Number                   Description of Exhibit
     -------                  ----------------------
      5.1              Opinion of Smith, Gambrell & Russell, LLP

     23.1              Consent of Arthur Andersen LLP